Exhibit 10.3
RELOCATION ASSISTANCE AND REIMBURSEMENT AGREEMENT
THIS AGREEMENT is made by and between The Huntington National Bank (“Huntington”) and Mark E. Thompson (“Associate”).
In consideration of the promises and the mutual agreements herein, the parties agree as follows:
1. Huntington has agreed to pay Associate Relocation Benefits in accordance with the terms of this Agreement.
2. Relocation Benefits will be paid in accordance with the terms of Huntington’s Relocation Policy and Summary of Benefits – Salary Grade 74 and Above Policy, and will include the following:
a. Reimbursement of any and all moving and temporary storage costs to move primary/permanent residence to Ohio. Storage costs are not to exceed two (2) years.
b. Reimbursement of all mortgage and closing costs associated with obtaining a new mortgage on primary/permanent resident in Ohio, including up to two (2) points on a new mortgage; all title, appraisal, inspection, fees, loan fees, legal fees, etc.; and all transfer fees and taxes.
c. Reimbursement of all temporary housing expenses, including reasonable utilities (maximum of two (2) bedroom furnished accommodations), until moved to primary/permanent residence in Ohio, up to a maximum of two (2) years.
d. Reimbursement of all reasonable out-of-pocket living expenses, including transportation, during the transition period to Ohio.
e. Reimbursement of expenses incurred in up to three (3) relocation/house hunting visits/trips by Associate and Associate’s family members to identify locations for primary/permanent resident in Ohio. Each visit/trip shall be no greater than four (4) days.
f. Huntington will enter into a Purchase and Sale Agreement to purchase Associate’s current primary resident for $1.225 million as of the Associate’s date of hire, with a closing date of Associate’s choosing, not to exceed two (2) years from date of hire. Property will be sold in “as is” condition.
3. For all relocation expenses that are reimbursable under this Agreement, Associate agrees that he/she must submit the expenses for reimbursement within ninety (90) days of the date they are incurred. These relocation expenses, if reimbursable, will be paid to Associate within thirty (30) days of the day the relocation expenses are submitted for processing. Additionally, if Associate’s Relocation Benefits include a Miscellaneous Relocation Allowance, then the Allowance, minus all applicable payroll taxes and deductions, will be paid to Associate within thirty (30) days of his/her first day of employment, or, if applicable, Associate’s transfer into his/her new position.

4. Associate understands and agrees that Relocation Benefits, including, if applicable, those expenses paid by Huntington directly to outside vendors and suppliers, may be a taxable benefit. Huntington agrees that if Relocation Benefits result in a taxable benefit and if the Relocation Benefits are subject to gross-up, then a tax gross-up for federal, state, and local taxes (at maximum effective rates) will be calculated (using Huntington income only) and paid to Associate to compensate Associate for the additional taxes incurred as a result of receipt of all eligible Relocation Benefits. A gross-up is an additional payment made to offset taxes on non-deductible reimbursements. This money will be sent directly to the appropriate taxing authority and will be reported directly on Associate’s W-2 form as additional payroll withholding. Associate is encouraged to consult with his/her tax preparer, attorney or accountant before entering into this Agreement.
5. Associate understands and agrees that if Associate’s employment with Huntington terminates within twelve (12) months of Associate’s first day of employment, then Associate must repay to Huntington the entire amount of any relocation expenses paid to Associate and/or incurred by Huntington on behalf of Associate, except that repayment will not be required if Associate’s employment is involuntarily terminated under Huntington’s Transition Pay Plan and Associate receives enhanced transition pay under the Transition Pay Plan. Huntington and Associate further agree that the terms and conditions of this Agreement will continue in the event of a Change in Control (as that term is defined in Associate’s Executive Agreement) of Huntington, including if Associate’s employment is terminated as a result of the Change in Control, and they further agree that repayment will not be required if Associate’s employment is involuntarily terminated as a result of a Change in Control.
6. If Associate’s employment terminates for any reason (except for termination of employment for which Associate receives enhanced transition pay under Huntington’s Transition Pay Plan or termination of employment as a result of a Change in Control), then by entering into this Agreement, Associate agrees to pay Huntington the amount owed under this Agreement in full, without interest, within sixty (60) days following the date of termination.
7. Neither Huntington’s action or representations, oral or written, in providing Relocation Benefits nor anything in this Agreement shall be construed to create a contract of employment for any term between Associate and Huntington. Associate acknowledges that he/she is an at-will employee of Huntington whose employment can be terminated at any time for any reason not contrary to law.
8. Unless otherwise agreed upon, all aspects of associate’s relocation will be completed within two (2) years.
9. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
10. Except where specifically noted herein, this document contains the entire agreement of the parties with regard to its terms and supersedes and replaces all other agreements related to and regarding its terms. No provision of this Agreement may be changed or waived except by an agreement in writing signed by both parties.

11. The parties agree that in the event it becomes necessary for Huntington to seek judicial remedies for a breach of Paragraphs 5 and 6 of this Agreement, and if Huntington is the prevailing party in such action, it shall be entitled to recover from Associate, in addition to any other legal and equitable remedies available to it, the costs and expenses of such judicial action, including reasonable attorney’s and paralegal’s fees, and including any such costs, expenses and fees incurred in any appeal.
12. This Agreement shall be binding upon and shall inure to the benefit of Huntington and its subsidiary and affiliate corporations, successors and assigns, and Associate, and his/her heirs and personal representatives. This Agreement also is assignable by Huntington, in writing.
I HAVE READ AND UNDERSTOOD THE FOREGOING TERMS OF THIS AGREEMENT AND I AM ENTERING INTO IT WITH THE HUNTINGTON NATIONAL BANK VOLUNTARILY AND OF MY OWN FREE WILL.

THE HUNTINGTON NATIONAL BANK

Witness:	Signature:

Title:

Witness:	/s/ Mark E. Thompson

ASSOCIATE’S SIGNATURE

Date:

ASSOCIATE’S PRINTED NAME